Preliminary Pricing Supplement No. 19,098

Registration Statement Nos. 333-293641; 333-293641-01

Dated September 28, 2026

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Contingent Income Memory Auto-Callable Notes due October 27, 2031

Based on the Performance of the S&P® U.S. Equity Momentum 40% VT 4% Decrement Index

Fully and Unconditionally Guaranteed by Morgan Stanley

￭The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes have the terms described in the accompanying product supplement, index supplement, tax supplement and prospectus, as supplemented or modified by this document. The notes do not provide for the regular payment of interest.

￭Contingent coupon. The notes will pay a contingent coupon (as well as any previously unpaid conditional coupons) but only if the closing level of the underlier is greater than or equal to the coupon barrier level on the related observation date. However, if the closing level of the underlier is less than the coupon barrier level on any observation date, we will pay no interest with respect to the related interest period.

￭Automatic early redemption. The notes will be automatically redeemed if the closing level of the underlier is greater than or equal to the call threshold level on any redemption determination date for an early redemption payment equal to the stated principal amount plus the contingent coupon with respect to the related interest period and any previously unpaid conditional coupons. No further payments will be made on the notes once they have been automatically redeemed.

￭Payment at maturity. If the notes have not been automatically redeemed prior to maturity, investors will receive (in addition to the contingent coupon with respect to the final observation date and any previously unpaid conditional coupons, if payable) the stated principal amount at maturity.

￭The underlier was developed by S&P® Dow Jones Indices LLC, in coordination with Morgan Stanley, and was established on March 14, 2022. For more information about the underlier, see the information set forth in the accompanying index supplement.

￭The notes are for investors who are concerned about principal risk and who seek the repayment of principal and an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving no coupons over the entire term of the notes. You will not participate in any appreciation of the underlier. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

￭All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note (see “Commissions and issue price” below)
Aggregate principal amount:	$
Underlier:	S&P® U.S. Equity Momentum 40% VT 4% Decrement Index (the “underlying index”)
Strike date:	October 22, 2026
Pricing date:	October 22, 2026
Original issue date:	October 27, 2026
Final observation date:	October 22, 2031, subject to postponement for non-trading days and certain market disruption events
Maturity date:	October 27, 2031
Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $965.20 per note, or within $55.00 of that estimate. See “Estimated Value of the Notes” on page 4.
Commissions and issue price:	Price to public	Agent’s commissions and fees(1)(2)	Proceeds to us(3)
Per note	$1,000	$	$
Total	$	$	$

(1)The securities will be sold only to investors purchasing the securities in fee-based advisory accounts.

(2)MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $ per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. MS & Co. will not receive a sales commission with respect to the securities. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(3)See “Use of Proceeds and Hedging” in the accompanying product supplement.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement, index supplement, tax supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement, tax supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Notes” and “Additional Information About the Notes” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Notes dated April 8, 2026  Tax Supplement dated April 8, 2026

Index Supplement dated April 8, 2026  Prospectus dated April 8, 2026

Morgan Stanley Finance LLC

Contingent Income Memory Auto-Callable Notes

Terms continued from the previous page
Automatic early redemption:

The notes are not subject to automatic early redemption until the first redemption determination date. If, on any redemption determination date, the closing level of the underlier is greater than or equal to the call threshold level, the notes will be automatically redeemed for the early redemption payment on the related early redemption date. No further payments will be made on the notes once they have been automatically redeemed. The notes will not be redeemed on any early redemption date if the closing level of the underlier is less than the call threshold level on the related redemption determination date.

Early redemption payment:	The stated principal amount plus the contingent coupon with respect to the related interest period and any previously unpaid conditional coupons
Contingent coupon:

A contingent coupon at an annual rate of 7.70% will be paid on the notes on each coupon payment date but only if the closing level of the underlier is greater than or equal to the coupon barrier level on the related observation date.

If the contingent coupon is not paid on any coupon payment date (because the closing level of the underlier is less than the coupon barrier level on the related observation date), such unpaid contingent coupon will be paid on a later coupon payment date but only if the closing level of the underlier is greater than or equal to the coupon barrier level on the related observation date. Any such unpaid contingent coupon will be paid on the first subsequent coupon payment date for which the closing level of the underlier is greater than or equal to the coupon barrier level on the related observation date; provided, however, in the case of any such payment of a previously unpaid contingent coupon, no additional interest shall accrue or be payable in respect of such unpaid contingent coupon from and after the end of the original interest period for such unpaid contingent coupon.

You will not receive payment for any unpaid contingent coupons if the closing level of the underlier is less than the coupon barrier level on each subsequent observation date.

Payment at maturity per note:

If the notes have not been automatically redeemed prior to maturity, the payment at maturity will be the stated principal amount plus the contingent quarterly coupon with respect to the final observation date and any previously unpaid contingent coupons, if payable.

Coupon barrier level:	, which is 75% of the initial level*
Call threshold level:	, which is 100% of the initial level
Redemption determination dates:

October 26, 2027, January 24, 2028, April 24, 2028, July 24, 2028, October 23, 2028, January 22, 2029, April 23, 2029, July 23, 2029, October 22, 2029, January 22, 2030, April 22, 2030, July 22, 2030, October 22, 2030, January 22, 2031, April 22, 2031 and July 22, 2031, subject to postponement for non-trading days and certain market disruption events

First redemption determination date:	October 26, 2027. Under no circumstances will the notes be redeemed prior to the first redemption determination date.
Early redemption dates:

October 29, 2027, January 27, 2028, April 27, 2028, July 27, 2028, October 26, 2028, January 25, 2029, April 26, 2029, July 26, 2029, October 25, 2029, January 25, 2030, April 25, 2030, July 25, 2030, October 25, 2030, January 27, 2031, April 25, 2031 and July 25, 2031

Observation dates:	As set forth under “Observation Dates and Coupon Payment Dates” below, subject to postponement for non-trading days and certain market disruption events.
Coupon payment dates:

As set forth under “Observation Dates and Coupon Payment Dates” below. If any coupon payment date is not a business day, the coupon payment with respect to such date will be made on the next succeeding business day and no adjustment will be made to the coupon payment made on that succeeding business day. The coupon payment with respect to the final interest period shall be made on the maturity date.

Initial level:	, which is the closing level of the underlier on the strike date
Final level:	The closing level of the underlier on the final observation date
CUSIP:	61781L2R0
ISIN:	US61781L2R06
Listing:	The notes will not be listed on any securities exchange.

*As necessary, calculated levels will be rounded to three decimal places.

Morgan Stanley Finance LLC

Contingent Income Memory Auto-Callable Notes

Observation Dates and Coupon Payment Dates

Observation Dates	Coupon Payment Dates
January 22, 2027	January 27, 2027
April 22, 2027	April 27, 2027
July 22, 2027	July 27, 2027
October 26, 2027	October 29, 2027
January 24, 2028	January 27, 2028
April 24, 2028	April 27, 2028
July 24, 2028	July 27, 2028
October 23, 2028	October 26, 2028
January 22, 2029	January 25, 2029
April 23, 2029	April 26, 2029
July 23, 2029	July 26, 2029
October 22, 2029	October 25, 2029
January 22, 2030	January 25, 2030
April 22, 2030	April 25, 2030
July 22, 2030	July 25, 2030
October 22, 2030	October 25, 2030
January 22, 2031	January 27, 2031
April 22, 2031	April 25, 2031
July 22, 2031	July 25, 2031
October 22, 2031 (final observation date)	October 27, 2031 (maturity date)

Morgan Stanley Finance LLC

Contingent Income Memory Auto-Callable Notes

Estimated Value of the Notes

The original issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than $1,000. Our estimate of the value of the notes as determined on the pricing date will be within the range specified on the cover hereof and will be set forth on the cover of the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlier. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlier, instruments based on the underlier, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlier, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, to the extent that MS & Co. may buy or sell the notes in the secondary market during the amortization period specified herein, absent changes in market conditions, including those related to the underlier, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

Morgan Stanley Finance LLC

Contingent Income Memory Auto-Callable Notes

Hypothetical Examples

The following hypothetical examples illustrate how to determine whether the notes will be automatically redeemed with respect to a redemption determination date, whether a contingent coupon is payable with respect to an observation date and how to calculate the payment at maturity if the notes have not been automatically redeemed prior to maturity. The following examples are for illustrative purposes only. Whether the notes are automatically redeemed prior to maturity will be determined by reference to the closing level of the underlier on each redemption determination date. Whether you receive a contingent coupon will be determined by reference to the closing level of the underlier on each observation date. The payment at maturity will be determined by reference to the closing level of the underlier on the final observation date. The actual initial level, call threshold level and coupon barrier level will be determined on the strike date. All payments on the notes are subject to our credit risk. The numbers in the hypothetical examples below may have been rounded for ease of analysis. The below examples are based on the following terms:

Stated principal amount:	$1,000 per note
Hypothetical initial level:	100.00*
Hypothetical call threshold level:	100.00, which is 100% of the hypothetical initial level
Hypothetical coupon barrier level:	75.00, which is 75% of the hypothetical initial level
Contingent coupon:

7.70% per annum (corresponding to approximately $19.25 per interest period per note). The actual contingent coupon will be an amount determined by the calculation agent based on the number of days in the applicable payment period, calculated on a 30/360 day-count basis. The hypothetical contingent coupon of $19.25 is used in these examples for ease of analysis.

If the contingent coupon is not paid on any coupon payment date (because the closing level of the underlier is less than the coupon barrier level on the related observation date), such unpaid contingent coupon will be paid on a later coupon payment date but only if the closing level of the underlier is greater than or equal to the coupon barrier level on the related observation date. Any such unpaid contingent coupon will be paid on the first subsequent coupon payment date for which the closing level of the underlier is greater than or equal to the coupon barrier level on the related observation date.

*The hypothetical initial level of 100.00 for the underlier has been chosen for illustrative purposes only and does not represent the actual initial level of the underlier. Please see “Historical Information” below for historical data regarding the actual closing levels of the underlier.

Morgan Stanley Finance LLC

Contingent Income Memory Auto-Callable Notes

How to determine whether the notes will be automatically redeemed with respect to a redemption determination date:

	Closing Level of the Underlier	Early Redemption Payment
Hypothetical Redemption Determination Date #1	40.00 (less than the call threshold level)	N/A
Hypothetical Redemption Determination Date #2	150.00 (greater than or equal to the call threshold level)

The stated principal amount + the contingent coupon with respect to the related interest period and any previously unpaid contingent coupons

For more information, please see “How to determine whether a contingent coupon is payable with respect to an observation date (if the notes have not been previously automatically redeemed)” below.

On hypothetical redemption determination date #1, because the closing level of the underlier is less than the call threshold level, the notes are not automatically redeemed on the related early redemption date.

On hypothetical redemption determination date #2, because the closing level of the underlier is greater than or equal to the call threshold level, the notes are automatically redeemed on the related early redemption date for an early redemption payment equal to the stated principal amount plus the contingent coupon with respect to the related interest period and any previously unpaid contingent coupons. No further payments are made on the notes once they have been automatically redeemed.

If the closing level of the underlier is less than the call threshold level on each redemption determination date, the notes will not be automatically redeemed prior to maturity.

Morgan Stanley Finance LLC

Contingent Income Memory Auto-Callable Notes

How to determine whether a contingent coupon is payable with respect to an observation date (if the notes have not been previously automatically redeemed):

	Closing Level of the Underlier	Payment per Note
Hypothetical Observation Date #1	85.00 (greater than or equal to the coupon barrier level)	$19.25
Hypothetical Observation Date #2	45.00 (less than the coupon barrier level)	$0
Hypothetical Observation Date #3	50.00 (less than the coupon barrier level)	$0
Hypothetical Observation Date #4	80.00 (greater than or equal to the coupon barrier level)	$19.25 + $19.25 + $19.25 = $57.75
Hypothetical Observation Date #5	25.00 (less than the coupon barrier level)	$0

On hypothetical observation date #1, because the closing level of the underlier is greater than or equal to the coupon barrier level, the contingent coupon is paid on the related coupon payment date.

On hypothetical observation dates #2 and #3, because the closing level of the underlier is less than the coupon barrier level, no contingent coupon is paid on the related coupon payment date.

On hypothetical observation date #4, because the closing level of the underlier is greater than or equal to the coupon barrier level, investors receive the contingent coupon with respect to hypothetical observation date #4 as well as the previously unpaid contingent coupons with respect to hypothetical observation dates #2 and #3.

On hypothetical observation date #5, because the closing level of the underlier is less than the coupon barrier level, no contingent coupon is paid on the related coupon payment date.

If the closing level of the underlier is less than the coupon barrier level on each observation date, you will not receive any contingent coupons for the entire term of the notes.

Morgan Stanley Finance LLC

Contingent Income Memory Auto-Callable Notes

How to calculate the payment at maturity (if the notes have not been automatically redeemed):

The hypothetical examples below illustrate how to calculate the payment at maturity if the notes have not been automatically redeemed prior to maturity.

	Final Level	Payment at Maturity per Note
Example #1	130.00 (greater than or equal to the coupon barrier level)

The stated principal amount + the contingent coupon with respect to the final observation date and any previously unpaid contingent coupons

For more information, please see “How to determine whether a contingent coupon is payable with respect to an observation date (if the notes have not been previously automatically redeemed)” above.

Example #2	70.00 (less than the coupon barrier level)	$1,000

In example #1, the final level of the underlier is greater than or equal to the coupon barrier level. Therefore, investors receive at maturity the stated principal amount plus the contingent coupon with respect to the final observation date and any previously unpaid contingent coupons. Investors do not participate in any appreciation of the underlier.

In example #2, the final level of the underlier is less than the coupon barrier level. Therefore, investors receive at maturity the stated principal amount. Investors will not receive a contingent coupon with respect to the final observation date or any previously unpaid contingent coupons.

Morgan Stanley Finance LLC

Contingent Income Memory Auto-Callable Notes

Risk Factors

This section describes the material risks relating to the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement, tax supplement and prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to an Investment in the Notes

￭The notes do not provide for the regular payment of interest. The terms of the notes differ from those of ordinary debt securities in that they do not provide for the regular payment of interest. Instead, the notes will pay a contingent coupon on a coupon payment date but only if the closing level of the underlier is greater than or equal to the coupon barrier level on the related observation date. However, if the closing level of the underlier is less than the coupon barrier level on any observation date, we will pay no coupon with respect to the applicable interest period. Any such unpaid contingent coupon will be paid on a subsequent coupon payment date but only if the closing level of the underlier is greater than or equal to the coupon barrier level on the related observation date. You will not receive payment for any such unpaid contingent coupon if the closing level of the underlier is less than the coupon barrier level on each subsequent observation date. It is possible that the closing level of the underlier will remain below the coupon barrier level for extended periods of time or even throughout the entire term of the notes so that you will receive few or no contingent coupons. If you do not earn sufficient contingent coupons over the term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity.

￭Payment of the contingent coupon is based on the closing level of the underlier on only the related observation date at the end of the related interest period. Whether the contingent coupon will be paid on any coupon payment date will be determined at the end of the related interest period based on the closing level of the underlier on the related observation date. As a result, you will not know whether you will receive the contingent coupon on a coupon payment date until near the end of the relevant interest period. Moreover, because the contingent coupon is based solely on the closing level of the underlier on the observation dates, if the closing level of the underlier on any observation date is less than the coupon barrier level, you will not receive a contingent coupon with respect to the related interest period (or any previously unpaid contingent coupons), even if the closing level of the underlier was greater than or equal to the coupon barrier level on other days during that interest period.

￭Investors will not participate in any appreciation in the value of the underlier. Investors will not participate in any appreciation in the value of the underlier from the strike date to the final observation date, and the return on the notes will be limited to the contingent coupons that are paid with respect to the observation dates on which the closing level of the underlier is greater than or equal to the coupon barrier level. It is possible that the closing level of the underlier will remain below the coupon barrier level for extended periods of time or even throughout the entire term of the notes so that you will receive few or no contingent coupons.

￭The notes are subject to early redemption risk. The term of your investment in the notes may be shortened due to the automatic early redemption feature of the notes. If the notes are automatically redeemed prior to maturity, you will receive no further payments on the notes, may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns. However, under no circumstances will the notes be redeemed prior to the first redemption determination date.

￭The market price of the notes may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market. We expect that generally the value of each underlier at any time will affect the value of the notes more than any other single factor. Other factors that may influence the value of the notes include:

othe volatility (frequency and magnitude of changes in value) of the underlier;

ointerest and yield rates in the market;

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlier or markets generally;

othe availability of comparable instruments;

othe composition of the underlier and changes in such composition;

othe time remaining until the securities mature; and

oany actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. For example, you may have to sell your notes at a substantial discount from the stated principal amount if, at the time of sale, the closing level of the underlier is at, below or not sufficiently above the coupon barrier level, or if market interest rates rise.

You can review the historical closing level of the underlier in the section of this document called “Historical Information.” You cannot predict the future performance of the underlier based on its historical performance. The value of the underlier may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. There can be no assurance that the

Morgan Stanley Finance LLC

Contingent Income Memory Auto-Callable Notes

closing level of the underlier will be greater than or equal to the coupon barrier level on any observation date so that you will receive a contingent coupon with respect to the applicable interest period.

￭The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes, and, therefore, you are subject to our credit risk. The notes are not guaranteed by any other entity. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, to the extent that MS & Co. may buy or sell the notes in the secondary market during the amortization period specified herein, absent changes in market conditions, including those related to the underlier, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes may be influenced by many unpredictable factors” above.

￭The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

Morgan Stanley Finance LLC

Contingent Income Memory Auto-Callable Notes

￭As discussed in more detail in the accompanying product supplement, investing in the notes is not equivalent to investing in the underlier(s).

￭You may be required to recognize an amount of taxable income in a year that exceeds the coupon payments received in that year. We expect to treat the securities offered by this pricing supplement as contingent payment debt instruments for U.S. federal income tax purposes. If you are a U.S. investor in a security, under the treatment of a security as a contingent payment debt instrument, you generally will be required to accrue interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, adjusted upward or downward to reflect the difference, if any, between the actual and projected payments on the securities during the year. Therefore, the amount of taxable income you are required to recognize in a given taxable year could exceed the amount of coupon payments you receive in that year. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Taxation” in the accompanying tax supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Risks Relating to the Underlier(s)

￭Because your return on the securities will depend upon the performance of the underlier(s), in addition to any risks described further below, the securities are subject to the following risk(s) discussed in more detail in the accompanying index supplement. The accompanying index supplement refers to the underlier as the “Index.”

oNo assurance can be given that the investment strategy used to construct the Index will achieve its intended results or that the Index will be successful or will outperform any alternative index or strategy that might reference the Index Components.

oThe decrement of 4% per annum will adversely affect the performance of the Index in all cases, whether the Index appreciates or depreciates.

oThe Index is subject to risks associated with the use of significant leverage.

oThe Index may not be fully invested.

oThe Index was established on March 14, 2022 and therefore has very limited operating history.

oAs the Index is new and has very limited historical performance, any investment in the Index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record.

oHigher future prices of the futures contract to which the Index is linked relative to its current prices may adversely affect the value of the Index and the value of instruments linked to the Index.

oSuspensions or disruptions of market trading in futures markets could adversely affect the price of instruments linked to the Index.

oLegal and regulatory changes could adversely affect the return on and value of your securities.

oThe E-mini Russell 2000 futures contracts are one of the Index Components and are subject to risks associated with small-capitalization companies.

oAdjustments to the Index could adversely affect the value of instruments linked to the Index.

Risks Relating to Conflicts of Interest

In engaging in certain activities described below and as discussed in more detail in the accompanying product supplement, our affiliates may take actions that may adversely affect the value of and your return on the notes, and in so doing they will have no obligation to consider your interests as an investor in the notes.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes. As calculation agent, MS & Co. will make any determinations necessary to calculate any payment(s) on the notes. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, which may adversely affect your return on the notes. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes.

Morgan Stanley Finance LLC

Contingent Income Memory Auto-Callable Notes

Historical Information

S&P® U.S. Equity Momentum 40% VT 4% Decrement Index Overview

Bloomberg Ticker Symbol: SPUMP40

The S&P® U.S. Equity Momentum 40% VT 4% Decrement Index is a rules-based, long-only index that was developed by S&P® Dow Jones Indices LLC, in coordination with Morgan Stanley, and was established on March 14, 2022. The underlying index publisher with respect to the S&P® U.S. Equity Momentum 40% VT 4% Decrement Index is S&P® Dow Jones Indices LLC, or any successor thereof. The underlier employs a rules-based quantitative strategy that consists of a risk-adjusted, momentum-based, or trend following, approach to construct a portfolio composed of equity futures contracts. In addition, the strategy applies an overall volatility-targeting feature upon the resulting portfolio and is subject to a 4.0% per annum daily decrement. For additional information about the S&P® U.S. Equity Momentum 40% VT 4% Decrement Index, see the information set forth in the accompanying index supplement.

The inception date for the underlier was March 14, 2022. All information regarding the underlier prior to March 14, 2022 is a hypothetical retrospective simulation calculated by the underlying index publisher, using the same methodology as is currently employed for calculating the underlier based on historical data. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the underlier existed at any time during the period of the retrospective simulation. Investors should be aware that no actual investment which allowed a tracking of the performance of the underlier was possible at any time prior to March 14, 2022. Such data must be considered illustrative only.

The closing level of the underlier on September 23, 2026 was 1,230.94. The following graph sets forth the hypothetical retrospective and daily closing levels of the underlier for the period noted below. No assurance can be given as to the closing level of the underlier at any time.

Underlier Daily Closing Levels January 1, 2021* to September 23, 2026

*The red vertical line indicates March 14, 2022, which is the date on which the underlier was established. All information regarding the underlier prior to March 14, 2022 is a hypothetical retrospective simulation calculated by the underlying index publisher and must be considered illustrative only.

Morgan Stanley Finance LLC

Contingent Income Memory Auto-Callable Notes

Additional Terms of the Notes

Please read this information in conjunction with the terms on the cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement, tax supplement or prospectus, the terms described herein shall control.
Denominations:	$1,000 per note and integral multiples thereof
Day-count convention:	Interest will be computed on the basis of a 360-day year of twelve 30-day months.
Interest period:

The period from and including the original issue date (in the case of the first interest period) or the previous scheduled coupon payment date, as applicable, to but excluding the following scheduled coupon payment date, with no adjustment for any postponement thereof.

Amortization period:	The 6-month period following the issue date
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)

Morgan Stanley Finance LLC

Contingent Income Memory Auto-Callable Notes

Additional Information About the Notes

Additional Information:
Minimum ticketing size:	$1,000 / 1 note
United States federal income tax considerations:

You should review carefully the section in the accompanying tax supplement entitled “United States Federal Taxation.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities offered by this pricing supplement.

Generally, this discussion assumes that you purchased a security for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. You should consult your tax adviser regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

The securities should be treated as debt instruments for U.S. federal income tax purposes. Based on current market conditions, we expect to treat the securities for U.S. federal income tax purposes as contingent payment debt instruments, or “CPDIs,” as described in “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Debt Instruments—Program Securities Treated as Contingent Payment Debt Instruments” in the accompanying tax supplement. Because this expected treatment of the securities is based on market conditions as of the date hereof, it is subject to confirmation on the pricing date. Under this treatment, regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, adjusted upward or downward to reflect the difference, if any, between the actual and projected payments on the securities during the year. Upon a taxable disposition of a security, you generally will recognize taxable income or loss equal to the difference between the amount received and your tax basis in the security. You generally must treat any income realized on the taxable disposition as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss, the deductibility of which is subject to limitations.

We will determine the comparable yield for the securities and will provide that comparable yield, and the projected payment schedule, or information about how to obtain them, in the final pricing supplement for the securities.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount(s) that we will pay on the securities.

Possible Alternative Tax Treatment of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the Internal Revenue Service (the “IRS”) will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the securities under Treasury regulations governing variable rate debt instruments, as described in “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Debt Instruments—Program Securities Treated as Variable Rate Debt Instruments” in the accompanying tax supplement.

Non-U.S. Holders. If you are a Non-U.S. Holder (as defined in the accompanying tax supplement), please also read the section entitled “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Program Securities Treated as Debt Instruments” in the accompanying tax supplement.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying tax supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2029 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the securities with respect to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Morgan Stanley Finance LLC

Contingent Income Memory Auto-Callable Notes

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the securities that it purchases from us to an unaffiliated dealer at a price of $ per security, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per security. MS & Co. will not receive a sales commission with respect to the securities.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement, the index supplement and the tax supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement, the index supplement, the tax supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, MSFL, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the index supplement, the product supplement and the tax supplement if you so request by calling toll-free 1-(800)-584-6837.

Terms used but not defined in this document are defined in the product supplement, in the index supplement, in the tax supplement or in the prospectus. Each of the product supplement, the index supplement, the tax supplement and the prospectus can be accessed via the hyperlinks set forth on the cover of this document.